EXHIBIT 10.1

Stock Purchase Agreement
Dated as of March 19, 2010
between
ION Geophysical Corporation
and
BGP Inc., China national Petroleum Corporation

Document No. 80961

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Investor Rights Agreement
Exhibit B	Forms of Legal Opinions of David L. Roland and Mayer Brown LLP
Exhibit C	List of Subsidiaries
SCHEDULES
Company Disclosure Schedule

Schedule 4.2	Reporting Company; Form S-3
Schedule 4.3	Capital Structure
Schedule 4.5	Issuance, Sale and Delivery of the Shares
Schedule 4.13	Intellectual Property
Schedule 4.14	Compliance

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Index of Defined Terms

Defined Term	Section
1933 Act Rules and Regulations	4.7
1934 Act Rules and Regulations	4.20
Action	4.10
Additional Purchase Price	3.7	(a)(ii)
Affiliate	4.23
Agreement	Introduction
Antitrust Division	7.5
Bank of China	1
Beneficial Owner	5.8	(a)
Business Day	2.3
CFIUS	3.6	(a)
Closing	3.1
Closing Date	3.1
Closing Date Outstanding Shares	3.5	(f)
Code	4.32
Commission	4.10
Common Stock	1
Company	Introduction
Company Benefit Plan	4.32
Confidentiality Agreement	3.9
Convertible Notes	1
DTC	5.5	(b)
ERISA	4.32
Excess Shares	3.7	(a)
Exchange Act	4.2
Exon-Florio	3.6	(a)
FTC	7.5
Governmental Entities	3.6	(b)
HKIAC	12.10	(a)
HSR Act	7.5
Intellectual Property	4.13
JV	3.2	(a)
JV SPA	3.2	(a)
JV Transaction	3.2	(a)
Liens	4.3
Material Adverse Effect	4.10
Outside Date	3.8	(b)
Party or Parties	Introduction
Person	4.23
Pingpong Transactions	3.2
PRC	Introduction
Purchase Price	2.2
Purchaser	Introduction

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Defined Term	Section
Purchaser Indemnified Persons	10
Refinancing	3.4	(d)
Registration Statement	9.1	(a)
Required Approvals	3.6	(b)
Rights	1
Rights Agreement	4.4
Rights Preferred	4.4
Rule 144	5.5	(a)
Rules and Regulations	4.20
Sarbanes Oxley Act	4.29
SEC Documents	4.20
Securities Act	3.3
Shares	1
Stockholder Consents	3.7	(a)(i)
Subsequent Closing	3.7	(b)
Subsequent Closing Date	3.7	(b)
Subsidiary or Subsidiaries	4.1
Substantial Detriment	3.6	(b)
Transaction Term Sheet	3.9
Transfer	6.1
Warrant 1

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     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 19th day of March 2010, by and between ION Geophysical Corporation (the “Company”), a corporation organized under the laws of the State of Delaware, and BGP Inc., China National Petroleum Corporation (the “Purchaser”), a company organized under the laws of the People’s Republic of China (the “PRC”). Each of the Company and the Purchaser is referred to herein as a “Party” and collectively as “Parties”.
     IN CONSIDERATION of the representations and warranties and the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:
     1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale to the Purchaser of a certain number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and the preferred stock purchase rights appurtenant thereto (the “Rights”) equal to (i) 23,789,536 (which is the number of Shares of the Company that is equal to 19.99% of the Shares issued and outstanding as of October 21, 2009), minus (ii) the sum of the number of shares of Common Stock (if any) issued upon (A) any exercises of the Warrant (as defined below) and (B) any conversions of the Convertible Notes (as defined below).
     For purposes of this Agreement, (i) “Warrant” means that certain warrant issued by the Company to the Purchaser pursuant to that certain Warrant Issuance Agreement, dated as of October 23, 2009, by and between the Company and the Purchaser and (ii) “Convertible Notes” means, collectively, (A) that certain Convertible Promissory Note, dated October 23, 2009, issued by the Company to the Bank of China, New York Branch (“Bank of China”), and (B) that certain Convertible Promissory Note (Foreign Borrower), dated October 23, 2009, issued by ION International S.à r.l., a Luxembourg private company, to Bank of China.
     2. Agreement to Sell and Purchase the Shares.
          2.1 Purchase and Sale. At the Closing (as defined in Section 3), the Company will, subject to the terms of this Agreement, issue and sell to the Purchaser and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the Shares for the consideration specified in Section 2.2.
          2.2 Purchase Price. The Purchaser agrees to pay to the Company at the Closing an aggregate purchase price for the Shares (the “Purchase Price”) equal to the product of (i) the number of Shares calculated pursuant to Section 1, multiplied by (ii) US$2.80 per Share, by delivery of immediately available funds by wire transfer.
          2.3 Convertible Notes and Warrant. At least three (3) Business Days prior to the Closing, the Purchaser shall deliver a notice to the Company setting forth its intent with respect to its conversion or repayment of the Convertible Notes and/or a notice setting forth whether the Purchaser will exercise the Warrant. The term “Business Day” for purposes of this Agreement shall mean any day except a Saturday, Sunday or any other day on which commercial banks in the U.S. or the PRC are required or authorized by Law to close.

     3. Delivery of the Shares at the Closing; Conditions to Obligations to Close; Termination.
          3.1 Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall take place, subject to the satisfaction or waiver of all conditions to the Closing set forth in Sections 3.3, 3.4 and 3.5, at the offices of Sullivan & Cromwell LLP, Suite 501, China World Trade Center Tower 1, One Jianguo Menwai Avenue, Beijing, PRC, at 10:00 a.m., on a date jointly designated by the parties hereto, which shall not be later than ten (10) Business Days following the first date on which all conditions set forth in Sections 3.3, 3.4 and 3.5 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) (such a date, the “Closing Date”); provided that the Closing Date shall not be later than March 31, 2010.
          3.2 Simultaneous Closings. The Parties acknowledge and agree that the transactions contemplated by this Agreement are an integral part of the transactions contemplated by the Parties and that, each of the following shall be consummated simultaneously with the Closing (collectively with the transactions contemplated hereby, the “Pingpong Transactions”):
     (a) the consummation of the sale by the Company of a 51% equity interest of the subsidiary of the Company (the “JV”) to the Purchaser, as described in that certain Share Purchase Agreement dated as of the date hereof (the “JV SPA”) and the consummation of the other transactions contemplated by the JV SPA, including the other Transaction Documents (as defined in the JV SPA) (collectively, the “JV Transaction”);
     (b) the conversion in whole or in part of the Convertible Notes and/or the exercise in whole or in part of the Warrant pursuant to their respective terms; and
     (c) the consummation of the Refinancing (as defined below).
          3.3 Closing Deliveries. At the Closing, the Purchaser shall deliver, in immediately available funds, the full amount of the Purchase Price by wire transfer to an account designated by the Company and the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser in writing, evidencing the number of Shares as determined pursuant to Section 1 above (along with certificate(s) evidencing the Shares acquired pursuant to Section 3.2(b) upon conversion of the Convertible Notes and and/or any exercise of the Warrant) and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) thereof and Rule 506 thereunder.
          3.4 Conditions to the Company’s Obligations. The Company’s obligation to complete the sale of the Shares and deliver such stock certificate(s) to the Purchaser at the Closing shall be subject to the following conditions (which may be waived in writing by the Company):

     (a) receipt by the Company, at the Closing, of same-day funds in the full amount of the Purchase Price (along with funds representing the exercise price with respect to any exercise of the Warrant pursuant to Section 3.2(b));
     (b) the accuracy of each of the representations and warranties made by the Purchaser as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation and warranty shall be accurate as of such earlier or later date) and the fulfillment in all material respects of those undertakings of the Purchaser to be fulfilled prior to the Closing;
     (c) on or prior to the Closing Date, certain commercial lender(s) procured by the Purchaser shall have entered into a new revolving line of credit with the Company in the amount of US$100 million;
     (d) on or prior to the Closing Date, certain commercial lender(s) procured by the Purchaser shall have refinanced the Company’s currently existing approximately US$110.8 million term A loan (together with the transactions set forth in Section 3.4(c), the “Refinancing”);
     (e) the Purchaser shall have, prior to or contemporaneously with the Closing under this Agreement, completed (i) the contribution of certain of its assets to the entity that will comprise the JV and the purchase of a 51% equity interest pursuant to the JV SPA and (ii) the transactions to be performed by the Purchaser related thereto at or prior to the Closing as described in the JV SPA; and
     (f) on the Closing Date, the Purchaser shall have duly executed and delivered to the Company an Investor Rights Agreement in substantially the form set forth as Exhibit A hereto (the “Investor Rights Agreement”), which when effective shall replace, and cause to be terminated, that certain Registration Rights Agreement, dated as of October 23, 2009, between the Company and the Purchaser.
          3.5 Conditions to the Purchaser’s Obligations. The Purchaser’s obligation to accept delivery of such stock certificate(s) and to pay the Purchase Price for the Shares evidenced thereby shall be subject to the following conditions (which may be waived in writing by the Purchaser):
     (a) the accuracy of each of the representations and warranties made by the Company as of the date hereof and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation and warranty shall be accurate as of such earlier or later date) and the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to the Closing;
     (b) the delivery to the Purchaser legal opinions substantially similar in substance to the forms of opinions attached as Exhibit B hereto by (i) David L.

Roland, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company, and (ii) Mayer Brown LLP, outside securities counsel to the Company;
     (c) receipt by the Purchaser of a certificate executed by the chief executive officer and the chief financial or accounting officer of the Company, dated as of the Closing Date, to the effect that (i) the representations and warranties of the Company set forth herein are true and correct as of the date of this Agreement and as of the Closing Date and (ii) the Company has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to the Closing Date without violating its Restated Certificate of Incorporation or its Amended and Restated Bylaws;
     (d) receipt by the Purchaser of a certificate of the Secretary of the Company, dated as of the Closing Date:
     (i) certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, including the issuance of the Shares, and under the Pingpong Transactions;
     (ii) certifying the current versions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; and
     (iii) certifying as to the signatures and authority of the Persons signing this Agreement and related documents on behalf of the Company;
     (e) receipt by the Purchaser of a certificate of good standing for the Company for its jurisdiction of incorporation and a certificate of qualification as a foreign corporation for the Company for any jurisdictions in which it is qualified to transact business as a foreign corporation;
     (f) receipt by the Purchaser, at the Closing, of a certificate from the Company’s transfer agent certifying as to the number of shares of Common Stock outstanding as of the close of business on the last Business Day preceding the Closing Date (the “Closing Date Outstanding Shares”);
     (g) there shall have been no suspensions in the trading of the Common Stock as of the Closing Date;
     (h) on the Closing Date, the Company shall have duly executed and delivered to the Purchaser the Investor Rights Agreement;
     (i) the Shares shall have been duly authorized for listing on The New York Stock Exchange, subject only to official notice of issuance; and

     (j) the Company shall have, prior to or contemporaneously with the Closing under this Agreement, (1) fulfilled all its obligations and taken all actions necessary to complete the Restructuring (as set forth in Section 5.7 of the JV SPA) and (2) completed the transactions to be performed by the Company at or prior to the Closing as part of the JV Transaction.
          3.6 Conditions to Both Parties’ Obligations. The respective obligations of the Purchaser and the Company to consummate the transactions contemplated in this Agreement shall be subject to the following mutual conditions:
     (a) (i) The Committee on Foreign Investment in the United States (“CFIUS”) shall have provided notice to the Parties to the effect that a review or investigation of the transactions contemplated by this Agreement has been concluded, and that a determination has been made that the transaction is not a covered transaction subject to CFIUS review or (ii) the period of time for any applicable review process by CFIUS and any subsequent Presidential decision whether to take action under the Exon-Florio Provision of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) shall have expired, and the President of the U.S. shall not have taken action to block or prevent the consummation of the transactions contemplated by this Agreement under Exon-Florio on the basis that they threaten to impair the national security of the United States or otherwise;
     (b) the approvals or authorizations of, filings and registrations with, and notifications to, all governmental or regulatory authorities (collectively, “Governmental Entities”) required for the Purchaser’s acquisition of the Shares (collectively, the “Required Approvals”) shall have been obtained or made and shall be in full force and effect and all waiting periods under the Required Approvals shall have expired or been terminated, in each case without the imposition of any procedural or substantive requirement, term, condition or consequence the acceptance of which would materially adversely alter (A) the Purchaser’s or any of its Affiliates’ (as defined in Section 4.23) ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, (B) the Company’s or any of its Affiliates’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement or (C) the Purchaser’s ability to acquire, hold and dispose of the Shares (or vote the Shares) and realize the economic incidents of ownership of such Shares (any such alteration being referred to above in this Section 3.6(b) as a “Substantial Detriment”), and no provision of any applicable law or regulation, judgment, injunction, order or decree shall be in effect that would prohibit the Closing, and no Governmental Entity shall have instituted an investigation or proceeding that could result in such a judgment, injunction, order or decree; and
     (c) without limiting the generality of Section 3.6(b), without any Substantial Detriment, all filings required under the HSR Act (as defined in

Section 7.5) with respect to the transactions contemplated by this Agreement shall have been made and any required waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have been terminated without action by the Antitrust Division (as defined in Section 7.5) or the FTC (as defined in Section 7.5) to prevent consummation of the transactions contemplated by this Agreement.
          3.7 Closing Date Shares.
     (a) The Purchaser and the Company acknowledge and agree that if on the Closing Date the number of shares of Common Stock representing 19.99% of the Closing Date Outstanding Shares exceeds 23,789,536 by 1,000,000 or more shares (such excess shares of Common Stock, the “Excess Shares”), then the Purchaser shall have the right but not the obligation to:
     (i) require the Company to use the Company’s reasonable best efforts to obtain all Required Approvals and all applicable requisite consents, approvals or ratifications of the stockholders of the Company (“Stockholder Consents”) in connection with the issuance and sale of such Excess Shares (and immediately following the exercise of such right, the Company shall take all actions, necessary or advisable for securing such Required Approvals and Stockholder Consents); and
     (ii) subject to the receipt of such Required Approvals and Stockholder Consents as set forth in Section 3.7(a)(i), require the Company to issue and sell to the Purchaser such Excess Shares and associated Rights for a consideration equal to $2.80 multiplied by the number of such Additional Shares (such amount, the “Additional Purchase Price”), all pursuant to and in accordance with the terms and conditions of this Agreement.
     (b) On a date and time mutually agreed upon by the Parties (the “Subsequent Closing Date”) that shall occur within five (5) Business Days after the Company has received all such Required Approvals and Stockholder Consents, the closing of the exercise by the Purchaser of its rights to purchase such Excess Shares (the “Subsequent Closing”) shall take place at the offices of Sullivan & Cromwell LLP, Suite 501, China World Trade Center Tower 1, One Jianguo Menwai Avenue, Beijing, PRC. At the Subsequent Closing, the Purchaser shall deliver, in immediately available funds, the full amount of the Additional Purchase Price by wire transfer to an account designated by the Company and the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser in writing, evidencing the number of Excess Shares and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) thereof and Rule 506 thereunder. In addition, at the Subsequent Closing

     (i) the Company shall deliver to the Purchaser a certificate executed by the chief executive officer and the chief financial or accounting officer of the Company, dated as of the Subsequent Closing Date, to the effect that (A) the representations and warranties of the Company set forth herein are true and correct as of the Subsequent Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation and warranty shall be accurate as of such specified date) and (B) the Company has satisfied all the conditions herein on its part to be performed or satisfied on or prior to the Subsequent Closing Date without violating its Restated Certificate of Incorporation or its Amended and Restated Bylaws, and the Excess Shares have been duly authorized for listing on The New York Stock Exchange, subject only to official notice of issuance;
     (ii) the Company shall deliver to the Purchaser legal opinions substantially similar in substance to the forms of opinions attached as Exhibit B hereto by (i) David L. Roland, Esq., Senior Vice President, General Counsel and Corporate Secretary of the Company, and (ii) Mayer Brown LLP, outside securities counsel to the Company with respect to such Additional Shares; and
     (iii) the Purchaser shall deliver to the Company a certificate executed by an authorized officer of the Company, dated as of the Subsequent Closing Date, to the effect that (A) the representations and warranties of the Purchaser set forth herein are true and correct as of the Subsequent Closing Date (except to the extent that any such representation or warranty expressly speaks as of a specified date, in which case such representation and warranty shall be accurate as of such specified date) and (B) the Company has satisfied all the conditions herein on its part to be performed or satisfied on or prior to the Subsequent Closing Date; and
     (iv) each of the Company and the Purchaser reaffirm their respective representations and warranties as of the Subsequent Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier or later date, in which case such representation and warranty shall be accurate as of such earlier or later date) and reaffirm that it has fulfilled in all material respects those undertakings of such Party to be fulfilled prior to the Subsequent Closing.
          3.8 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by the mutual written consent of the Purchaser and the Company.

     (b) by either the Purchaser or the Company giving notice of such termination to the other if the Closing shall not have occurred by March 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 3.8(b) shall not be available to any Party whose material breach of this Agreement, or whose failure to fulfill any obligation under this Agreement, shall have been the cause of, or shall have resulted in, the failure of a condition to the Closing to occur on or prior to such date;
     (c) by either the Purchaser or the Company in the event that any of the conditions to the Parties’ obligations set forth in Section 3.6 have not been satisfied on or before the Outside Date;
     (d) by either the Purchaser or the Company in the event that any other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any of the other Pingpong Transactions referred to in Section 3.2 hereof, and such order, decree, ruling or other action shall have become final and non-appealable;
     (e) by the Purchaser in the event that (i) the conditions to the Purchaser’s obligations to close pursuant to Section 3.5 have not been satisfied or waived on or before the Outside Date, or (ii) any event, condition or circumstance shall have occurred or be existing that constitutes a Material Adverse Effect (as that term is defined in Section 4.10 hereof), and such failure to perform, breach, condition or circumstance is not cured within thirty (30) days following written notice thereof from the Purchaser to the Company;
     (f) by the Company in the event that the conditions to the Company’s obligations to close pursuant to Section 3.4 have not been satisfied or waived on or before the Outside Date; or
     (g) automatically upon the termination of the JV SPA in accordance with its terms.
          3.9 Effect of Termination. In the event of the termination of this Agreement by the Purchaser or the Company pursuant to Section 3.8, written notice of termination shall be given by the terminating Party to the other Party, and this Agreement shall, without further action by either Party hereto, forthwith terminate and be rendered null and void and there shall be no liability on the part of either Party hereto to the other Party or to its Affiliates, directors, officers or employees, except (i) that nothing shall relieve either Party from liability for any breach of this Agreement by such Party; (ii) for the Parties’ respective obligations under Section 10,Section 12.9, Section 12.10, Section 12.11, Section 12.15, Section 12.16 and Section 12.18; and (iii) the respective rights and obligations of the Parties under that certain Non-Disclosure Agreement, dated as of August 7, 2009 (the “Confidentiality Agreement”), shall continue in full force and effect in accordance with its terms. Without limitation of the generality of any of the foregoing, upon the termination of this Agreement, (i) any and all obligations of the Parties to negotiate, discuss, communicate and deal exclusively with each other with regards to contemplating any acquisition or purchase of any equity securities of the Company or any of its Subsidiaries (other than pursuant to the Warrant or the Convertible Notes) or any of the Company’s business segments or groups, or any contribution of properties and assets by the Parties to (or any formation of) any joint venture or similar enterprise by and among the Parties and/or their Affiliates contained in Article (F)(3) of the Term Sheet entered into by the Parties on October 23, 2009 (the “Transaction Term Sheet”), shall thereupon be terminated, extinguished and rendered null and void for all purposes whatsoever and neither Party shall thereupon have any liability to the other Party with respect thereto.
     4. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:
          4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company is qualified to transact business as a foreign corporation in each jurisdiction in which qualification is required, except where the failure to so qualify would neither have nor reasonably be expected to have a Material Adverse Effect (as defined in Section 4.10 below). Each subsidiary (as defined under Rule 405 promulgated under the Securities Act) of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) are listed on Exhibit C to this Agreement. Each Subsidiary is a direct or indirect wholly owned subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to transact business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would neither have nor reasonably be expected to have a Material Adverse Effect.
          4.2 Reporting Company; Form S-3. The Company is not an “ineligible issuer” (as defined in Rule 405 promulgated under the Securities Act) and is eligible to register the resale of the Shares by the Purchaser on a registration statement on Form S-3 under the Securities Act. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has filed all reports (including applicable exhibits thereto) required thereby during the past three years. Provided that the Purchaser is not deemed to be an underwriter with respect to any Shares and except as provided on Schedule 4.2 hereto, to the Company’s knowledge, there exist no facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit the preparation and filing of a registration statement on Form S-3 that will be available for the resale of the Shares by the Purchaser.
          4.3 Authorized Capital Stock. Set forth in Schedule 4.3 is the Company’s capital structure as of the date hereof; the issued and outstanding shares of Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, (c) have been issued in compliance with all federal and state securities laws and, (d) except for those granted therein by the holders thereof (other than the Company), are free and clear of all security interests, liens, pledges, mortgages or other encumbrances, whether arising voluntarily, involuntarily or by operation of law (“Liens”), and (e) were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 4.3 and except for the stock options or other equity incentives that have been issued since March 1, 2010, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. With respect to each of the Subsidiaries, (i) all of the issued and outstanding shares of such Subsidiary’s capital stock (or equity interests in the case of non-corporate entities) have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities and were not issued in violation of any contract or agreement to which the Company is a party; and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of such Subsidiary’s capital stock or any such options, rights, convertible securities or obligations. The Company has no current plans or intentions to issue any additional shares of Common Stock between the date hereof and the Closing, except for stock options or other equity incentives under the Company’s existing employee benefit or compensation plans or Common Stock issued pursuant to the conversion of other capital stock outstanding as of the date hereof, the conversion of the Convertible Notes, the exercise of the Warrant or as otherwise contemplated in this Agreement.
          4.4 Rights Agreement. The Rights Agreement, dated as of December 30, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent, (the “Rights Agreement”), has been duly authorized, executed and delivered by the Company. The Rights have been duly authorized by the Company and, when issued upon issuance of the Shares, will be validly issued. The Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights Preferred”), has been duly authorized by the Company and validly reserved for issuance. Upon the exercise of the Rights in accordance with the terms of the Rights Agreement, the Rights Preferred, Common Stock or other securities issued pursuant to the Rights Agreement will be validly issued, fully paid and non-assessable.
          4.5 Issuance, Sale and Delivery of the Shares. The issuance and sale of the Shares have been duly authorized by the Company and the Shares, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable. No preemptive rights or other rights to subscribe for or purchase any shares of Common Stock of the Company exist with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement that have not been waived or complied with. Except as set forth on Schedule 4.5, no stockholder of the Company has any right (which has not been waived or has not expired by reason of lapse of time following notification of the Company’s intention to file the Registration Statement (as defined in Section 9.1(a)) to require the Company to register the sale of any capital stock owned by such stockholder under the Registration Statement. No further approval or authority of the Company’s stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated herein.
          4.6 Due Execution, Delivery and Performance of this Agreement. The Company has full legal right, corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of general equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities law or the public policy underlying such laws. The execution and performance of this Agreement and, when executed and delivered, the Investor Rights Agreement by the Company and the consummation of the transactions contemplated herein and therein will not violate any provision of the Restated Certificate of Incorporation or Restated Bylaws of the Company or the organizational documents of any Subsidiary. The execution and performance of this Agreement and, when executed and delivered, the Investor Rights Agreement will not result in the creation of any Liens upon any material assets of the Company or any Subsidiary pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which any of the Company or any Subsidiary is a party or by which any of the Company or any Subsidiary or their respective properties may be bound or affected, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any Subsidiary or any of their respective properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required for the execution and delivery of this Agreement and, when executed and delivered, the Investor Rights Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement and the Investor Rights Agreement, except for compliance with state and federal securities laws applicable to the offering of the Shares and such as may be required by the bylaws and rules of the Financial Industry Regulatory Authority, Inc. or The New York Stock Exchange, Inc.
          4.7 Accountants. Ernst & Young LLP, who has audited the consolidated financial statements and the related notes and schedules thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, are registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the “1933 Act Rules and Regulations”) and by the rules of the Public Accounting Oversight Board.
          4.8 No Defaults or Consents. Neither the execution, delivery or performance of this Agreement or, when it is executed and delivered, the Investor Rights Agreement, by the Company, nor the consummation of any of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale by the Company of the Shares) and thereby will give rise to a right to terminate or accelerate the due date of any payment due under or conflict with or result in the breach of any term or provision of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any Liens upon any properties or assets of the Company or its Subsidiaries pursuant to the terms of, any material indenture, loan agreement, credit agreement, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which either the Company or its Subsidiaries or any of its or their properties or businesses is bound, or violate any material franchise, license or permit, or violate any judgment, decree, order, statute, rule or regulation applicable to the Company or any of its Subsidiaries or violate any provision of the charter or by-laws of the Company or any of its Subsidiaries, except for such consents or waivers that have already been obtained and are in full force and effect.
          4.9 Contracts. The material contracts to which the Company is a party that have been filed as exhibits to the SEC Documents (as defined in Section 4.20) have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable by and against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and judicial decisions of general application relating to enforcement of creditors’ rights generally, and the application of general equitable principles relating to or affecting the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.
          4.10 No Actions. There are no governmental suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before the United States Securities and Exchange Commission (the “Commission”) or the United States Department of Justice. Except as disclosed in the SEC Documents, there are no other legal or governmental actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before or by any arbitrator, court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign (each, an “Action”), which Actions, would reasonably be expected to have a Material Adverse Effect. There has not been in the three (3) year period prior to the date hereof, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or executive officer of the Company with regard to the Company. Upon the reasonable request of the Purchaser, the Company shall provide to the Purchaser a written summary of the status of the Actions disclosed in the SEC Documents. The Company has not received, nor is the Company aware of, any stop order or other order from the Commission suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. No labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent, that would have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body. None of the currently pending or, to the Company’s knowledge, currently threatened, Actions against the Company will, if determined against the Company by a court or other body of competent jurisdiction, reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, the term “Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liability, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations hereunder and/or under any of the agreements to which it is bound in connection with the Pingpong Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred with respect to the Company and its Subsidiaries, there shall be excluded any effect on the Company and its Subsidiaries relating to or arising in connection with: (a) any action required to be taken or, the failure to take any action prohibited from being taken, pursuant to the terms and conditions of this Agreement; (b) changes affecting the economies of Canada, the United States, the PRC or any foreign market where the Company or its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique or disproportionate impact on the Company, such Subsidiaries or their respective businesses); (c) changes in, or events or conditions affecting, the seismic, petroleum drilling or services industries generally, including, without limitation, changes resulting from the price of oil, gas, natural gas liquids or other hydrocarbon products (provided in each case that such changes do not have a unique or disproportionate impact on the Company and its Subsidiaries); (d) any natural disaster or hostilities, acts of war or terrorism or any material escalation of any such hostilities, acts of war or terrorism existing as of the date hereof; or (e) any action to which the Purchaser has expressly consented in writing after the Company has explicitly informed and consulted with the Purchaser.
          4.11 Properties. The Company and each Subsidiary has good and valid title to all items of tangible personal property described as owned by it in the consolidated financial statements included in the SEC Documents, in each case free and clear of all Liens except for those disclosed in the SEC Documents, or those, individually or in the aggregate, that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would neither have nor reasonably be expected to have a Material Adverse Effect. Any real property described in the SEC Documents as being leased by the Company or any Subsidiary that is material to the business of the Company and its Subsidiaries, taken as a whole, is held by them under valid, existing and enforceable leases, except those that, individually or in the aggregate, (A) do not materially interfere with the use made or proposed to be made of such property by the Company and its Subsidiaries or (B) would neither have nor reasonably be expected to have a Material Adverse Effect.
          4.12 No Material Adverse Change. Except as disclosed in the SEC Documents, since December 31, 2008, (i) the Company and its Subsidiaries have not incurred any material liabilities or obligations, indirect or contingent, or entered into any material agreement or other transaction that is not in the ordinary course of business or that is not required to be reflected in the Company’s consolidated financial statements pursuant to applicable accounting principles or that could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) the Company and its Subsidiaries have not sustained any material loss or material interference with their businesses or properties from fire, flood, windstorm, accident, acts of terrorism or other calamity not covered by insurance; (iii) the Company and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock and neither of the Company nor any Subsidiary is in material default in the payment of principal or interest on any outstanding long-term debt obligations; (iv) there has not been any material change in the capital stock of the Company or its Subsidiaries other than the sale of the Shares hereunder and shares or options issued (and repurchased) pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors, or indebtedness material to the Company or its Subsidiaries (other than in the ordinary course of business and any required scheduled payments); (v) the Company has not changed any accounting methods, had significant disputes with its accountant on any accounting treatment related matters or changed its accountant in the past twelve-month period, and (vi) there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.
          4.13 Intellectual Property. Except as disclosed in the SEC Documents, (i) the Company and each Subsidiary owns or has obtained valid and enforceable licenses or options for the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, copyrights and trade secrets necessary for the conduct of its respective business as currently conducted (collectively, the “Intellectual Property”); and (ii) (a) there are no third parties who have any ownership rights or other claims to any Intellectual Property that is owned by, or has been licensed to, the Company or any Subsidiary for the products and services of the Company and its Subsidiaries described in the SEC Documents that would preclude the Company or any Subsidiary from conducting its business as currently conducted and have or reasonably be expected to have a Material Adverse Effect, except for the ownership rights of the owners of the Intellectual Property licensed or optioned by the Company or any Subsidiary; (b) there are currently no sales of any products or the provision of services that would constitute an infringement by third parties of any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, which infringement would have or reasonably be expected to have a Material Adverse Effect; (c) there is no pending or, to the Company’s knowledge, threatened Action or claim by others challenging the rights of the Company or any Subsidiary in or to any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, other than claims that would neither have nor reasonably be expected to have a Material Adverse Effect; (d) there is no pending or, to the Company’s knowledge, threatened Action or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, other than Actions or claims that would neither have nor reasonably be expected to have a Material Adverse Effect; and (e) except as set forth in Schedule 4.13, there is no pending or, to the Company’s knowledge, threatened Action or claim by others that the Company or any Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others, other than Actions and claims that would neither have nor reasonably be expected to have a Material Adverse Effect.
          4.14 Compliance. Neither the Company nor any of its Subsidiaries have been advised, nor do any of them have any reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, except where failure to be so in compliance would neither have nor reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice, except as set forth in Schedule 4.14, of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by with it or any of its properties is bound (whether or not such default or violation has been waived), other than such defaults, claims or violations that individually or in the aggregate would neither have nor reasonably be expected to have a Material Adverse Effect.

          4.15 Taxes. The Company and each Subsidiary has filed all required tax returns, and all such tax returns are true, correct and complete in all material respects. The Company and each Subsidiary has fully paid all taxes shown as due thereon, except for any claims for refund with respect thereto. Neither the Company nor any Subsidiary has knowledge of any deficiency or assessment with respect to liabilities for any material taxes that has been or might be asserted or threatened against it, which has not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company’s consolidated financial statements. All tax liabilities accrued through the date hereof have been, and all tax liabilities accrued through the Closing Date will be, adequately reserved for in the Company’s consolidated financial statements.
          4.16 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the transactions contemplated by this Agreement will be, or will have been, fully paid by the Company and all laws imposing such taxes will be or will have been fully complied with.
          4.17 Investment Company. The Company is not an “investment company” or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.
          4.18 Securities Law Exemption. The Company has not taken, nor will it hereafter take, any action to sell, offer for sale or solicit offers to buy any securities of the Company that could result in the sale of the Shares pursuant to this Agreement not being exempt from the registration requirements of Section 5 of the Securities Act.
          4.19 Insurance. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for its business operations, including, but not limited to, (a) insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, and (b) directors’ and officers’ liability insurance covering the officers and directors of the Company, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect.
          4.20 Additional Information. The information contained in the following documents (the “SEC Documents”), which the Company has furnished to the Purchaser (or will furnish prior to the Closing) or which are otherwise available through the Commission’s EDGAR system, as of the dates thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading:
     (a) the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009;
     (b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

     (c) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, as amended by Form 10-Q/A filed with the Commission on November 9, 2009;
     (d) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009;
     (e) the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 27, 2009;
     (f) the Company’s Schedule TO filed on April 9, April 24 and December 23, 2009;
     (g) the Company’s Current Reports on Form 8-K filed or furnished on January 5, 2009, January 5, 2009, January 9, 2009, January 29, 2009, February 27, 2009, March 4, 2009, March 24, 2009, April 1, 2009, May 6, 2009, May 29, 2009, June 2, 2009, June 5, 2009, June 15, 2009, June 22, 2009, July 1, 2009, August 6, 2009, October 6, 2009, October 8, 2009, October 15, 2009, October 27, 2009 (as amended by the Company’s Current Report on Form 8-K/A filed on October 29, 2009), November 4, 2009, December 3, 2009, January 14, 2010, February 1, 2010 and February 17, 2010;
     (h) the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on October 17, 1994, as amended by the Company’s Current Reports on Form 8-K filed with the Commission on March 8, 2002, December 20, 2007 and February 28, 2008, respectively; and
     (i) all other documents, if any, filed by the Company (excluding Current Reports on Form 8-K (or the portions thereof) furnished under Item 2.02 or Item 7.01 of Form 8-K) with the Commission since December 31, 2008 pursuant to the reporting requirements of the Exchange Act.
     Except with respect to the filing set forth in Section 4.20(c) (that has been amended as described therein), the SEC Documents at the time they became effective or were filed with or furnished to the Commission, as the case may be, complied in all material respects with the requirements of the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder (the “1934 Act Rules and Regulations” and, together with the 1933 Act Rules and Regulations, the “Rules and Regulations”). In the past 24 calendar months, the Company has filed or furnished all documents required to be filed or furnished by it prior to the date hereof with the Commission pursuant to the reporting requirements of the Exchange Act and the 1934 Act Rules and Regulations.
          4.21 Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Shares.

          4.22 Use of Proceeds. The Company shall use the proceeds from the sale of the Shares only for working capital and the repayment of existing indebtedness.
          4.23 References to the Purchaser. Except as otherwise required by applicable law or regulation, the Company shall not use the Purchaser’s name or the name of any of its Affiliates (as defined below) in any advertisement, announcement, press release or other similar public communication unless it has received the prior written consent of the Purchaser for the specific use contemplated, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, “Affiliate” means, with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a “Person”), any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          4.24 Related-Party Transactions. No transaction has occurred between or among the Company, on the one hand, and its Affiliates, officers or directors on the other hand, that is required to have been described under applicable securities laws and the rules and regulations promulgated thereunder in its Exchange Act filings, and is not so described in such filings.
          4.25 Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would have or would reasonably be expected to have a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create any material contingencies or liabilities that are not otherwise disclosed by the Company in the SEC Documents.
          4.26 Governmental Permits, Etc. The Company and each Subsidiary has all franchises, licenses, certificates and other authorizations from federal, state or local governments or governmental agencies, departments or bodies that are currently necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess currently such franchises, licenses, certificates and other authorizations would neither have nor reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit that, if the subject of an unfavorable decision, ruling or finding, would have or would reasonably be expected to have a Material Adverse Effect.
          4.27 Financial Statements. The consolidated financial statements of the Company and the related notes and schedules thereto included in its Exchange Act filings, as they may have been amended prior to the date hereof (and as they may be amended prior to the Closing Date), present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby. Such financial statements and the related notes and schedules thereto have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as otherwise noted therein) and all adjustments necessary for a fair presentation of results for such periods have been made; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments (which are not expected to be material) and do not contain all footnotes required under generally accepted accounting principles.
          4.28 Registration and Listing Compliance. The Company is in compliance with the requirements of The New York Stock Exchange for continued listing of the Common Stock thereon. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The New York Stock Exchange, nor has the Company received any notification that the Commission or The New York Stock Exchange is currently contemplating terminating such registration or listing. The transactions contemplated by this Agreement will not contravene the rules and regulations of The New York Stock Exchange. The Company will comply with all applicable requirements of The New York Stock Exchange with respect to the issuance of the Shares and shall cause the Shares to be listed on The New York Stock Exchange and listed on any other exchange on which the Common Stock is listed on or before (subject to official notice of issuance) the Closing Date.
          4.29 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or Persons performing similar functions. Except as set forth in the SEC Documents, there is and has been no failure on the part of the Company, or to its knowledge after due inquiry, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated therewith (the “Sarbanes Oxley Act”). Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to all reports, schedules, forms, statements and other documents required to be filed by it with the Commission. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has taken all reasonable actions necessary to ensure that it is in compliance with all provisions of the Sarbanes-Oxley Act that are in effect and with which the Company is required to comply.

          4.30 Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary has, nor, to the knowledge of the Company, has any director, officer, agent or employee, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
          4.31 Employee Relations. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or employs any member of a union (other than with regards to statutory unions required under foreign laws and regulations). The Company and each Subsidiary believe that their relations with their employees are amicable. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.
          4.32 ERISA. Each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its Affiliates for employees or former employees of the Company and its Subsidiaries, or to which the Company or any of its Subsidiaries has any liability thereunder (a “Company Benefit Plan”), has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no action, dispute, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) that could result in a material liability to the Company; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency”, as defined in Section 412 of the Code, has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.
          4.33 Environmental Matters. There has been no storage, disposal, generation, manufacture, transportation, handling or treatment of toxic wastes, hazardous wastes or hazardous substances by the Company or to its knowledge, any Subsidiary (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or any Subsidiary in material violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or that would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind into such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has knowledge; the terms “hazardous wastes,” “toxic wastes,” “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.
          4.34 Integration; Other Issuances of Shares. The Company has not issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock that would be integrated with the sale of the Shares to the Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any securities exchange or automated quotation system on which any of the securities of the Company are listed or designated. Assuming the accuracy of the representations, warranties and covenants of the Purchaser to the Company as set forth herein, the offer and sale of the Shares by the Company to the Purchaser pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.
          4.35 Disclosure. All disclosure provided to the Purchaser regarding the Company, its business, the transactions contemplated hereby, furnished by or on behalf of the Company, were, as of the date made, true and correct in all material respects and did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          4.36 Authorization of the Investor Rights Agreement. As of the Closing Date, the Investor Rights Agreement will have been duly authorized by the Company, and will be validly executed and delivered by the Company and assuming due authorization, execution and delivery of such agreement by each other party thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          4.37 Organization Documents. The Company has provided the Purchaser with true, accurate and complete copies of the Company’s Restated Certificate of Incorporation and the Amended and Restated Bylaws and any material amendments thereto.
     5. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company that:

          5.1 Experience. (i) The Purchaser is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Shares, including, without limitation, investments in securities issued by the Company and comparable entities, and the Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Shares, based on the Purchaser’s own financial circumstances; (ii) the Purchaser has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Shares and to ask questions of, and receive answers from, the Company concerning such information; (iii) the Purchaser is acquiring the Shares hereunder for its own account and with no present intention of distributing any of such Shares or any arrangement or understanding with any other Persons regarding the distribution of such Shares (provided that this clause (iii) shall not limit the Purchaser’s right to resell the Shares pursuant to the Registration Statement or in compliance with the Securities Act and the Rules and Regulations, or, other than with respect to any claims arising out of a breach of this clause (iii), the Purchaser’s right to indemnification under the Investor Rights Agreement); (iv) subject to Section 6, the Purchaser will not, directly or indirectly, Transfer (as defined in Section 6) (or solicit any offers to Transfer any of the Shares, nor will the Purchaser engage in any short sale that results in a Transfer of any of the Shares by the Purchaser, except in compliance with the Securities Act and the Rules and Regulations and any applicable state securities laws; (v) the Purchaser will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with resales of the Shares pursuant to the Registration Statement or with the applicable requirements of any exemption from the Securities Act; (vi) the Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them but has not relied on any communication or recommendation from any representative of the Company and (vii) the Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
          5.2 Reliance on Exemptions.
     (a) The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.
     (b) The Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the U.S. by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with such offering, in any jurisdiction outside the U.S. where action for that purpose is required. The Purchaser will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

          5.3 Investment Decision. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.
          5.4 Risk of Loss. Without prejudice to its legal right to claims (if any) against the Company in the event of a breach by the Company of any of its representation and warranties, covenants or other terms hereunder on which the Purchaser has relied to make its investment in the Shares, the Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment, and the Purchaser has full cognizance of and understands all of the risk factors related to the Purchaser’s purchase of the Shares. The Purchaser understands that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock.
          5.5 Legend; Legend Removal.
     (a) The Purchaser understands that, until such time as the Shares are sold pursuant to the Registration Statement, or the Shares are sold pursuant to Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”) without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares will be subject to a stop transfer order with the Company’s transfer agent and will bear a restrictive legend in substantially the following form:
“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS OR THE COMPANY HAS RECEIVED FROM THE HOLDER REASONABLE ASSURANCE THAT THE SHARES CAN BE SOLD,

ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.
     (b) The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped or issue such Shares to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) in connection with any Transfer of the Shares that is to be effected pursuant to a Registration Statement to cover registered resales of such Shares, such Registration Statement has been declared effective under the Securities Act and remains effective under such Act, or (ii) in connection with any Transfer of Shares that is not to be effected pursuant to such Registration Statement, such holder first provides the Company with an opinion of counsel reasonably satisfactory to the Company, in a generally acceptable form, to the effect that such Transfer of the Shares may be made without registration under the applicable requirements of the Securities Act and that such legend is no longer required, or (iii) such holder first provides the Company with reasonable assurance that the Shares can be Transferred pursuant to Rule 144. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.
     (c) In addition, for so long as the holder of the Shares is subject to the transfer restrictions contained in Section 13 of the Investor Rights Agreement, the Company may require that the Shares bear a legend or other restriction substantially to the following effect: “THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 13 AND 14 OF THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO.” Such legend shall be removed at the request of any holder thereof that is not subject to the transfer restrictions contained in the Investor Rights Agreement.
          5.6 Organization; Validity; Enforcements. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the making and performance of this Agreement by the Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Purchaser, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws and (v) there is not in effect any order enjoining or restraining the Purchaser from entering into or engaging in any of the transactions contemplated by this Agreement.
          5.7 Authorization of the Investor Rights Agreement. As of the Closing Date, the Investor Rights Agreement will have been duly authorized by the Purchaser and will be validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery of such agreement by each other party thereto, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          5.8 Ownership of Common Stock; Filings by the Purchaser.
     (a) As of the date hereof, neither the Purchaser nor any of its Affiliates is the Beneficial Owner of any shares of Common Stock, except for any shares of Common Stock described in Section 5.8(b) below. For purposes of this Section 5.8, “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
     (b) Prior to the Closing, the Purchaser shall not acquire any shares of Common Stock except pursuant to (i) any exercise of the Warrant, (ii) any conversion of the Convertible Notes or (iii) this Agreement, and then only in accordance with the express terms of such document or instrument and in compliance with any and all Required Approvals, applicable rules and regulations of The New York Stock Exchange and other required third party consents and approvals.
     (c) The Purchaser shall make such filings with the Commission as may be required or as the Purchaser may deem necessary or advisable in connection with the transactions contemplated in this Agreement, including any filing under Sections 13(d) and 16(a), as may be applicable, of the Exchange Act and the 1934 Act Rules and Regulations.

     6. Transfers; DTC.
          6.1 Transfers. Subject to Section 5.5 and Section 9.2, the Purchaser shall be able to directly or indirectly transfer, sell, contract to sell, assign, pledge, convey, lend, hypothecate, grant any option to purchase, purchase any option to sell, make any short sale or otherwise encumber or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) (each such transaction, a “Transfer”) all or any portion of the Shares in compliance with the Investor Rights Agreement. Notwithstanding the foregoing, the Purchaser shall not knowingly Transfer all or any portion of the Shares to the Company’s competitors identified to the Purchaser in that certain notice letter delivered to Purchaser contemporaneously with the execution and delivery hereof; provided that the foregoing shall not restrict the Purchaser from selling any Shares on any stock exchange or other electronic communication network used in the buying or selling of securities, including the New York Stock Exchange, where the identity of the purchasers on such exchange cannot be determined or controlled by the Purchaser (unless the Purchaser knows or has reason to know that the purchasers of the Shares are among those identified in such notice letter).
          6.2 DTC. The Company shall, at its expense, make the Shares issued and sold in accordance with this Agreement eligible for clearance and settlement through the facilities of the DTC.
     7. Regulatory Matters.
          7.1 Further Assurances Regarding Regulatory Matters. Subject to Section 7.7, the Purchaser and the Company shall each cooperate with the other Party, and shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist such other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of any and all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (including any unions, works councils or other labor organizations), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Term Sheet, this Agreement or any agreement, document or instrument in connection therewith, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional agreements, documents or instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes hereof.
          7.2 Consultation. Subject to Section 7.7, the Purchaser and the Company shall each have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, the information that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
          7.3 Furnishing of Information. Subject to Section 7.7, each of the Parties shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any of them or any of their respective Subsidiaries, to any Governmental Entity in connection with the transactions contemplated by this Agreement.
          7.4 Communications. Subject to Section 7.7, each of the Parties shall (i) promptly inform and provide the other Party with a copy of any material communication received by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement and (ii) permit the other Party reasonable time and notice (subject to the limitation that, with respect to responses to inquiries from CFIUS during the Exon-Florio review process, such Party may not preclude the other Party from responding within the timeframe required under the CFIUS regulations, 31 C.F.R. Sec. 800.403(a)(3)) to (x) review and comment in advance on any material communication to be made or delivered to CFIUS, including any proposed understanding, undertakings or agreements, (y) consult with the other Party in advance of any meeting or conference with CFIUS and (z) attend and participate in such meetings and conferences (to the extent permitted by CFIUS).
          7.5 Antitrust Filings. The Purchaser and the Company have filed with the Antitrust Division of the Justice Department (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) the notification and report form required for the transactions contemplated hereunder by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), requesting early termination of the waiting period thereunder. Subject to Section 7.7, the Purchaser and the Company shall respond promptly to inquiries from the Antitrust Division or the FTC in connection with such filing, including providing any supplemental information that may be requested by the Antitrust Division or the FTC (except that a Party shall not be required to respond if doing so would result in, or would reasonably be expected to result in, a Substantial Detriment to such Party).
          7.6 Avoidance of Impediments. Subject to Section 7.7, each of the Parties shall use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under any antitrust, competition or other law that may be asserted by the Antitrust Division or the FTC or any other antitrust, competition or other Governmental Entity so as to enable the Parties hereto to expeditiously close the transactions contemplated hereby provided that doing so would not result in a Substantial Detriment with respect to such Party.

          7.7 No Substantial Detriment. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that no provision contained in this Section 7 shall require, and the “reasonable best efforts” standard shall not require, or be construed to require, either Party or any of its respective Subsidiaries or other Affiliates, to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, to propose, negotiate, offer to effect, or consent or commit to, any procedural or substantive requirements or terms, condition, restrictions, disclosure or taking any other action that would constitute a Substantial Detriment.
          7.8 CFIUS Filings. The Parties have jointly submitted to CFIUS a draft and a final voluntary notice relating to the transactions contemplated in this Agreement and the other Pingpong Transactions pursuant to Exon-Florio. Subject to Section 7.7, but without limiting the generality of any provisions in this Section 7 or elsewhere in this Agreement in any respect, the Parties each, to their fullest ability, shall timely provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. Subject to Section 7.7, each of the Parties, in cooperation with each other, shall take all reasonable steps that they deem advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable. Neither the Purchaser nor the Company shall be required to agree to any mitigation measure, structural or conduct remedy or condition suggested or required by CFIUS or any of its member agencies pursuant to such reviews contemplated by this Section 7.8 that would reasonably be expected to constitute a Substantial Detriment.
     8. No New Issuances and Registrations. From and after the date that the Purchaser requests that the Company file a Registration Statement pursuant to the terms of the Investor Rights Agreement, until such time as the Commission declares the Registration Statement effective, the Company will not, and it will cause its directors, officers and Affiliates not to, directly or indirectly, grant, issue, sell, pledge or otherwise dispose of any shares of Common Stock, or securities convertible into or exchangeable for Common Stock, or file a registration statement with respect to the registration of any such newly issued shares of Common Stock or other securities. Notwithstanding the above, the restrictions set forth in this Section 8 shall not apply to issuances by the Company of (i) securities required to be issued pursuant to contractual obligations of the Company in effect as of the date hereof; (ii) securities issued on a pro rata basis to all holders of a class of outstanding equity securities of the Company; (iii) securities issued in connection with a strategic partnership, licensing, joint venture, collaboration, lending or other similar arrangements, or in connection with the acquisition or license by the Company of any business, products or technologies, so long as the aggregate amount of such issuances pursuant to this clause (iii) does not exceed 10% of the Company’s outstanding capital stock measured as of the closing of the sale of the Shares, including the Shares; and (iv) equity securities issued pursuant to employee compensation, incentive, benefit or purchase plans in effect as of the date hereof or subsequently adopted by the Company’s Board of Directors. Notwithstanding the foregoing, from and after any such date that the Purchaser requests that the Company file such Registration Statement until such time that the Commission declares the Registration Statement effective, the Company shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock that would be integrated with the sale of the Shares to the Purchaser for purposes of the Securities Act.
     9. Registration of the Shares; Compliance with the Securities Act.
          9.1 Registration.
          (a) The Company will file with the Commission one or more registration statements under the Securities Act to register for resale the Shares (collectively referred to as the “Registration Statement”), and will use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission, all in accordance with, subject to and pursuant to the terms of the Investor Rights Agreement.
          (b) The Purchaser, at the Company’s sole cost and expense, shall assist the Company in the Company’s preparation of the Registration Statement and any other registration statement, prospectus, offering memorandum, current report, periodic report or any similar or related document to be prepared or filed by the Company in connection with this Agreement, all in accordance with, subject and pursuant to the terms of the Investor Rights Agreement.
          9.2 Transfer of Shares in Compliance with Securities Laws. The Purchaser shall not effect any Transfer of the Shares or any right hereunder to purchase the Shares that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities laws, except pursuant to the Registration Statement, in accordance with Rule 144 or as otherwise permitted by law.
     10. Indemnification. For the purpose of this Section 10, the term “Purchaser Indemnified Persons” shall mean the Purchaser and each director, officer, employee, stockholder, agent and representative of the Purchaser and each Person, if any, who controls the Purchaser within the meaning of the Securities Act or the Exchange Act.
          10.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchaser Indemnified Persons, against any losses, claims, damages, liabilities or expenses, joint or several, to which the Purchaser Indemnified Persons may become subject, under the Securities Act, the Exchange Act or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby (iii) any cause of action, suit or claim brought or made against such Purchaser Indemnified Person by a third party (including for these purposes actions against the Purchaser by shareholder(s) of the Company and derivative actions brought on behalf of the Company) and arising out of or resulting (A) from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (B) from any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Shares or (C) solely from the status of such Purchaser or holder of the Shares as an investor in the Company, and the Company will promptly reimburse the Purchaser Indemnified Persons for reasonable legal and other expenses as such expenses are reasonably incurred by the Purchaser Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such loss, claim, damage, liability, expense or action.
          10.2 Claims for Indemnification. Promptly after receipt by a Purchaser Indemnified Party under this Section 10 of notice of the threat or commencement of any Action, such Purchaser Indemnified Party shall, if a claim in respect thereof is to be made against the Company under this Section 10, promptly notify the Company in writing thereof, but the omission to notify the Company will not relieve the Company from any liability that it may have to any Purchaser Indemnified Party for contribution or otherwise under the indemnity agreement contained in this Section 10 to the extent the Company is not prejudiced as a result of such failure. In case any such Action is brought against any Purchaser Indemnified Party and such Purchaser Indemnified Party seeks or intends to seek indemnity from the Company, the Company shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such Purchaser Indemnified Party; provided, however, if the defendants in any such action include both the Purchaser Indemnified Party and the Company, and the Purchaser Indemnified Party shall have reasonably concluded, based on an opinion of counsel reasonably satisfactory to the Company, that there may be a conflict of interest between the positions of the Company and the Purchaser Indemnified Party in conducting the defense of any such Action or that there may be legal defenses available to it that are different from or additional to those available to the Company, the Purchaser Indemnified Party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Action. Upon receipt of notice from the Company to such Purchaser Indemnified Party of its election to assume the defense of such Action and approval by the Purchaser Indemnified Party of the counsel, the Company shall not be liable to such Purchaser Indemnified Party under this Section 10 for any legal or other expenses subsequently incurred by such Purchaser Indemnified Party in connection with the defense thereof unless (i) the Purchaser Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel, reasonably satisfactory to the Company, representing all of the Purchaser Indemnified Parties who are parties to such Action) or (ii) the Company shall not have employed counsel reasonably satisfactory to the Purchaser Indemnified Party to represent the Purchaser Indemnified Party within a reasonable time after notice of commencement of Action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. In no event shall the Company be liable in respect of any amounts paid in settlement of any Action unless the Company shall have approved in writing the terms of such settlement; provided that such consent shall not be unreasonably withheld or delayed. The Company shall not, without the prior written consent of the Purchaser Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Purchaser Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such

Purchaser Indemnified Party from all liability on claims that are the subject matter of such proceeding.
     11. Notification. From the date hereof until the Closing, promptly upon, but in any event no later than five (5) Business Days after, the Company obtaining knowledge of the institution of, or written threat of, (i) any Action against or affecting the Company, any asset of the Company or any director or executive officer of the Company (in such capacity) not disclosed to the Investor as of the date hereof, which action, suit, proceeding or arbitration claims an amount greater than US$500,000, which could reasonably result in the Company being liable for an amount greater than US$500,000 or which could reasonably be expected to have a Material Adverse Effect; (ii) any investigation or proceeding before or by any Governmental Entity, the effect of which is reasonably likely to have a Material Adverse Effect on the manner in which the Company currently conducts its business; (iii) any Action affecting the Company or any of its Subsidiaries before any Government Entity, or the receipt of notice by any such Persons that any of them is a suspect in or a target of an inquiry or investigation by a Governmental Entity which may result in an indictment of any of them or the seizure or forfeiture of any of their respective material properties; or (iv) any Action that challenges or may have the effect of making illegal, preventing, delaying or otherwise interfering with any of the Pingpong Transactions, the Company shall give written notice thereof to the Investor and provide such other information (excluding any privileged communications or information) as may be reasonably available to enable the Investor to evaluate such matters.
     12. Miscellaneous.
          12.1 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Purchaser, or, in the case of a waiver, by the Party against whom the waiver is to be effective. Any amendment or waiver in accordance with this Section 12.1 shall be binding on the Parties hereto, including all of their successors and permitted assigns and transferees, even if they do not execute any consent with respect to such amendment or waiver.
          12.2 No Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.
          12.3 Assignment. No Party to this Agreement may, whether by contract, operation of law or otherwise, assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, and any purported assignment without such consent shall be void and without effect.

          12.4 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Company, the Purchaser Indemnified Persons or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
          12.5 Entire Agreement. This Agreement and the additional agreements and instruments referenced herein (including those contemplated under the Pingpong Transactions) contain the entire understanding of the Parties with respect to the subject matters covered herein and therein and supersede all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matters hereof, including, but not limited to, the Transaction Term Sheet (which shall, upon the execution and delivery hereof, terminate and be rendered null and void); provided, however, that notwithstanding the foregoing, the terms of the Confidentiality Agreement shall remain in full force and effect. Except as specifically set forth herein or therein, no Party makes any representation, warranty, covenant or undertaking with respect to any such matters. Each Party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
          12.6 Schedules. The inclusion of any matter in any schedule to this Agreement shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.
          12.7 Counterparts. This Agreement (or any agreement that amends, modifies or supplements this Agreement) may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          12.8 Section Headings. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          12.9 Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing in both Chinese and English and shall be deemed to have been fully given on the date delivered by hand or by a generally recognized courier service (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided, that the confirmation of such facsimile transmission is delivered by hand or by a generally recognized courier service to the addressee of the facsimile within five (5) days of the delivery of the facsimile), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Party given in accordance with this Section 12.9):
          if to the Company, to:

ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042-2839
Attention: David L. Roland, Senior Vice President,
General Counsel & Corporate Secretary
Facsimile: (281) 879- 3600
          if to the Purchaser, to:
BGP Inc., China National Petroleum Corporation
No. 189, West Fanyang Street,
Zhuo Zhou 072751, Hebei
People’s Republic of China
Attention: Mr. Huasheng Zheng
Facsimile: (+86-10) 8120 1392
     or to such other Persons or addresses as the Person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
          12.10 Dispute Resolution.
          (a) Each of the Parties hereto agrees that all disputes arising between the Parties in connection with this Agreement, or the breach, termination, interpretation or validity thereof, shall be finally settled by the Hong Kong International Arbitration Centre (the “HKIAC”) pursuant to UNCITRAL Rules with the Company, on the one hand, being entitled to designate one arbitrator, and with the Purchaser, on the other hand, being entitled to designate one arbitrator, while the third arbitrator will be selected by agreement between the two designated arbitrators or, failing such agreement, within ten (10) calendar days of initial consultation between the two arbitrators, by the HKIAC pursuant to its arbitration rules. If either Party fails to designate its arbitrator within twenty (20) calendar days after the designation of the first of the three arbitrators, the HKIAC shall have the authority to designate any Person whose interests are neutral to the Parties as the second of the three arbitrators. The arbitration shall be conducted in English. To the extent consistent with UNCITRAL Rules, each of the Parties hereto shall cooperate with the other in provision of information during any discovery process relating to arbitrations in connection with this Agreement. The Parties hereto further agree that, to the extent consistent with UNCITRAL Rules, the Parties shall be entitled to seek temporary and permanent injunctive relief from the arbitrators without the necessity of proving actual damages and without posting a bond or other security.
          (b) Each of the Parties hereto agrees that notice may be served upon such Party at the address and in the manner set forth for such Party in Section 12.9.

          (c) To the extent permitted by applicable laws, each of the Parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby.
          12.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
          12.12 Language. This Agreement and any amendments hereto shall be in Chinese and English. In the case of any conflict between the Chinese version and the English version of this Agreement, the English version shall control.
          12.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          12.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.
          12.15 Survival. Notwithstanding any investigation made by either Party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein shall survive the execution and delivery of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor.
          12.16 Fees and Expenses. Except as set forth herein, each of the Company and the Purchaser shall pay its respective fees and expenses related to the transactions contemplated by this Agreement.
          12.17 Further Assurances. Each Party agrees to: (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records; (b) promptly execute, acknowledge and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records; and (c) do all such further acts and things as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein, including any filings and applications with any Governmental Entity to rescind or modify any initial approvals by such Governmental Entity.

          12.18 Publicity. Unless required by any Governmental Entity or any securities exchange, no press releases, public announcements or communications with any news media in respect of this Agreement or the purchase and sale of the Shares contemplated hereby shall be made by either Party without the prior written consent of the other Party. The Parties shall (i) consult with each other prior to making any required press releases or public announcements or public filings with any Governmental Entity or with any securities exchange with respect to the purchase and sale of the Shares contemplated hereby and (ii) cooperate as to the timing and contents of any press release, public announcement or communication with news media in respect of this Agreement or the purchase and sale of the Shares contemplated hereby.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ION GEOPHYSICAL CORPORATION
By:	\s\ David L. Roland
	Name:	David L. Roland
	Title:	Senior Vice President and General Counsel

BGP INC., CHINA NATIONAL PETROLEUM CORPORATION
By:	\s\ Wang Tiejun
	Name:	Wang Tiejun
	Title:	President and Executive Director